Exhibit 99.2 Filed by Pacific Premier Bancorp, Inc. Pursuant to Rule 425 under the Securities Act of 1933 Subject Company: Opus Bank SEC Registration Statement No.: 333-237188 Investor Presentation First Quarter 2020 April 28, 2020 Steve Gardner Chairman, President & Chief Executive Officer sgardner@ppbi.com 949-864-8000 Ronald J. Nicolas, Jr. Sr. EVP & Chief Financial Officer rnicolas@ppbi.com 949-864-8000

FORWARD LOOKING STATEMENTS AND WHERE TO FIND MORE INFORMATION Forward Looking Statements This investor presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of Pacific Premier Bancorp, Inc. (“PPBI” or the “Company”), including its wholly-owned subsidiary Pacific Premier Bank (“Pacific Premier”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on PPBI’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates and the impact of the acquisition of Opus Bank (“Opus”) and other acquisitions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect PPBI’s or Opus’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility, which could result in impairment to our goodwill in future periods. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance. Other risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we may make, such as our pending acquisition of Opus, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; uncertainty regarding the future of LIBOR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments of securities held by us; possible impairment charges to goodwill; the impact of current governmental efforts to restructure the U.S. financial regulatory system, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in consumer spending, borrowing and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; public health crisis and pandemics, including the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national or global level; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2019 Annual Report on Form 10-K of PPBI filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Notice to Opus and PPBI Shareholders This investor presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition of Opus by PPBI, PPBI filed a registration statement on Form S-4 (File No. 333-237188) (the “Registration Statement”) with the SEC. The Registration Statement includes a preliminary joint proxy statement/prospectus of PPBI and Opus. The Registration Statement was declared effective by the SEC on April 7, 2020 and the definitive joint proxy statement/prospectus was mailed to PPBI's and Opus’s shareholders of record as of the close of business on April 2, 2020. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS (AND ANY OTHER DOCUMENTS FILED WITH THE SEC OR THE FDIC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS. Investors and security holders are able to obtain the Registration Statement, the joint proxy statement/prospectus, and any other documents PPBI has filed with the SEC, free of charge at the SEC’s website, http://www.sec.gov or by accessing PPBI’s website at www.ppbi.com under the “Investors” link and then under the heading “SEC Filings”. Investors and security holders are able to obtain the documents, and any other documents Opus has filed with the FDIC, free of charge at Opus’s website at www.opusbank.com under the tab “Investor Relations” and then under the heading “Presentations & Filings.” In addition, documents filed with the SEC by PPBI or with the FDIC by Opus will be available free of charge by (1) writing PPBI at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614, Attention: Investor Relations, or (2) writing Opus at 19900 MacArthur Boulevard, 12th Floor, Irvine, CA 92612, Attention: Investor Relations. The directors, executive officers and certain other members of management and employees of PPBI may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction from the shareholders of PPBI. Information about PPBI’s directors and executive officers is included in the proxy statement for its 2020 annual meeting of PPBI shareholders, which was filed with the SEC on April 8, 2020, and PPBI's Form 10-K/A, which was filed with the SEC on April 3, 2020. The directors, executive officers and certain other members of management and employees of Opus may also be deemed to be participants in the solicitation of proxies in connection with the proposed transaction from the shareholders of Opus. Information about the directors and executive officers of Opus is included in Opus’s Form 10-K/A filed with the FDIC on March 24, 2020. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed acquisition. Free copies of this document may be obtained as described above. Before making any voting or investment decision, shareholders of PPBI and Opus are urged to read carefully the entire Registration Statement and joint proxy statement/prospectus, including all amendments thereto, because they contain important information about the proposed transaction, PPBI and Opus. Free copies of these documents may be obtained as described above. © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 2

PACIFIC PREMIER BANCORP, INC.

Business banking franchise headquartered in Southern California with expanding presence in key metropolitan areas in Western U.S.

Corporate Overview

Headquarters	Irvine, CA
Exchange/Listing	NASDAQ: PPBI
Market Cap.	$1.2 Billion[(1)]
Average Daily Volume	630,504 Shares[(2)]
Outstanding Shares	59,966,681[(1)]
Dividend Yield (Annualized)	5.04%[(1)]
Credit Rating	BBB+ (Kroll Bond Rating Agency)
# of Research Analysts	6 Analysts
Client Focus	Small & Middle-Market Businesses
Total Assets (as of 3/31/2020)	$12.0 Billion
Branch Network	40 Full Service Branch Locations

Branch Network

35 branches Southern California and Central Coast California

3 branches Arizona (Phoenix and Tucson)

1 branch Las Vegas, Nevada

1 branch Vancouver, Washington

1. Market data as of April 27, 2020
2. 3-month average as of April 27, 2020



Ridgecrest
Bakersfield
Santa Maria
Los Padres National Forest
Santa Barbara
Ventura
Oxnard
Channel Islands N.P.
Riverside
San Diego
Tijuana

Branch Footprint



Portland
Oregon
Idaho
Nevada
Utah
California
Las Vegas
Arizona
Phoenix
Tucson

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved

3

COVID-19 RESPONSE Employees • Activated our Business Continuity Program, Pandemic Preparedness Plan, and daily leadership calls • Branches remain open with reduced hours, lobbies with drive-thrus are closed, social distancing measures exercised to keep employees and clients safe • 737 PPBI employees are able to work remotely, or 74% of total • Special appreciation bonus for essential on-site employees, and offering up to 80 hours pay to employees with any COVID-19 related health issue • Focused on communication with clients to provide support, identify concerns and/or potential exposures Loan • Consistent monitoring and analysis of the loan portfolio to identify potential at-risk segments Portfolio • Monitoring line of credit draws for deviations from normal activity • On-going discussions with clients, analyzing and assessing the impact, utilizing Government programs where appropriate Capital and • We remain well capitalized across all regulatory capital ratios Liquidity • Suspended stock buyback program • No change to cash dividends • Ample balance sheet liquidity with $1.9 billion in cash and securities, and access to $2.6 billion in additional borrowing capacity • Strong core earnings with pre-tax pre-provision income of $58.7 million(1) in Q1 2020 PPBI is well positioned in an economic downturn 1. Please refer to non-U.S. GAAP reconciliation in appendix © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 4

RELIEF INITIATIVES FOR CLIENTS Helping Clients and Strengthening Relationships Depositors • Waive up to 5 non-sufficient funds / overdraft fees per month and provide ATM fee waivers • Waive early withdrawal fees on CDs • Increased daily cash withdrawal limits on ATM/Debit Cards SBA • We have the infrastructure and experience to be an active participant in the Paycheck Protection Program (“PPP”) Paycheck • We have processed 2,090 applications from SBA PPP for $809 million in loans – 100% existing clients Protection Program • Average loan size of $387,000, notably closed 137 loans for $25,000 or less • 1,736 applications for $328 million in the queue for round 2 of PPP as of April 26, 2020 • We believe that our ability to rapidly respond with solutions for clients has strengthened relationships COVID-19 • Incorporated legislative, regulatory and accounting guidelines to establish COVID-19 modification program Loan • Implemented modification program in mid-April, no COVID-19 modifications as of March 31, 2020 Modifications • Estimating 15% to 20% of the loan portfolio could receive some form of modification – interest only, lower rate or deferral • Consumer and Small business (less than $250,000) loans – will grant a 90-day payment deferral on request • Commercial and CRE loans – case-by-case basis, concessions from the bank and borrower • Expectation that the borrower has entire banking relationship with us © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 5

MANAGED LOAN GROWTH • Proactive loan portfolio management – limited growth and active loan sales to manage credit risk • PPBI has been cognizant of growth risks at late stages of an economic cycle No significant organic net loan growth over last 7 quarters (dollars in billions) $10.0 November 2017 July 2018 Acquired Plaza Bancorp Acquired Grandpoint $8.8 $8.8 $8.9 $8.8 $8.8 $8.7 $8.8 $9.0 ($1.3B assets) Capital, Inc. ($3.2B assets) $8.0 April 2017 $7.0 Acquired Heritage Oaks Bancorp $6.2 $6.2 $6.3 $6.0 ($2.0B assets) $4.9 $5.0 $5.0 $4.0 $3.4 $3.0 $2.0 $1.0 $- Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 2017 2017 2017 2017 2018 2018 2018 2018 2019 2019 2019 2019 2020 Loans Held for Investment © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 6

CAPITAL RATIOS • Strong capitalization across all regulatory capital ratios Well Capitalized Q1 2020 Q4 2019 Q1 2019 Regulatory Minimum Level Holding Company Tangible Common Equity Ratio 10.06% 10.30% 10.32% N/A Leverage Ratio 10.68% 10.54% 10.69% 5.00% Common Equity Tier 1 Ratio (CET1) 11.59% 11.35% 11.08% 7.00% Tier 1 Ratio 11.66% 11.42% 11.32% 8.50% Risk Based Capital Ratio 14.23% 13.81% 12.58% 10.50% Bank Level Leverage Ratio 12.54% 12.39% 11.39% 5.00% Common Equity Tier 1 Ratio CET1) 13.70% 13.43% 12.07% 7.00% Tier 1 Ratio 13.70% 13.43% 12.07% 8.50% Risk Based Capital Ratio 14.28% 13.83% 12.49% 10.50% © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 7

HIGHLIGHTS – Q1 2020 • Net income of $25.7 million or $0.43 per diluted share • ROAA of 0.89% and ROATCE of 9.96%(1) Earnings • Pre-tax pre-provision income of $58.7 million(1), compared to $56.2 million in Q1 2019, or a 4.6% increase • Efficiency ratio of 52.6%(1) and noninterest expense of $64.9 million(2) – continued focus on expense management • Net interest margin of 4.24%; core net interest margin of 4.08%(1), which decreased 2 bps compared to Q4 2019 • Loan portfolio of $8.8 billion, an increase of $32.6 million, or 0.4%, from Q4 2019 • Loan / deposit ratio of 96.3%, compared to 98.0% in Q4 2019 – Q1 2020 was lowest ratio at quarter-end since 2014 Loans • New loan commitments of $443.7 million in Q1 2020 at a 4.59% weighted average rate • Utilization rate for C&I loans was 50.6%, an increase from 44.3% for Q4 2019 • Total delinquent loans were 0.33% of total loan portfolio, which was an increase from 0.22% in Q4 2019 • Nonperforming assets were 0.18% of total assets, which was an increase from 0.08% in Q4 2019 Asset • Allowance for credit losses of $115.4 million, or 1.32% of total loans held for investment – reflects CECL implementation Quality • Fair value net discount on acquired loans of $35.9 million, or 0.41% of total loans; or 1.73% combined with ACL • Net charge-offs of $1.3 million; net charge-offs were 0.02% of average loans, or 0.06% on annualized basis • Deposits of $9.1 billion; non-maturity are 88% and noninterest-bearing checking are 43%, as percentages of total deposits • Non-maturity deposit growth of $897 million, or an increase of 12.6% compared to Q1 2019 Deposits • Non-maturity deposit growth of $170 million, or an increase of 8.7% annualized compared to Q4 2019 • Average cost of deposits decreased to 0.48% from 0.58% in Q4 2019; cost of deposits was 0.40% at March 31, 2020 • Tangible book value per share of $18.60(1), an increase of 5.9% compared to Q1 2019 Capital • Paid quarterly dividend of $14.9 million, or $0.25 per share 1. Please refer to non-U.S. GAAP reconciliation in appendix 2. Noninterest expense, excluding merger related expense © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 8

CORE EARNINGS AND EFFICIENCIES • Capital generation from pre-tax pre-provision income and operating efficiencies • Since 2013: • Compound annual growth for total revenue of 38% and pre-tax pre-provision income of 45% • Efficiency ratio improved from 64.7% to 52.6% Revenue and Efficiency Ratio Pre-Tax Pre-Provision Income (dollars in millions) 70.0% $600.0 5.00% $235.0 $250.0 $224.1 64.7% 65.0% $494.6 $482.5 $500.0 61.3% 4.00% $192.3 $200.0 $423.7 60.0% 55.9% $400.0 55.0% 53.6% 3.00% $150.0 52.6% $131.7 $278.6 $300.0 2.19% 50.8% 1.99% 2.16% 2.03% 50.0% 51.0% 1.96% 1.94% 51.6% 2.00% 1.84% $100.0 1.62% $172.7 $200.0 $79.0 45.0% $120.7 $52.2 $87.0 1.00% $50.0 $67.3 $100.0 $33.6 40.0% $23.4 35.0% $- 0.00% $- 2013 2014 2015 2016 2017 2018 2019 Q1 2020 2013 2014 2015 2016 2017 2018 2019 Q1 2020 (1) (1) Total Revenue Efficiency Ratio Pre-Tax Pre-Provision Income PTPP / Average Assets Note: Please refer to non-U.S. GAAP reconciliation in appendix for Efficiency Ratio and Pre-Tax Pre-Provision Income 1. Q1 2020 on an annualized basis © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 9

NET INTEREST MARGIN • Stable core net interest margin, despite challenging interest rate environment • 79% of loan portfolio is currently at the floor rate, fixed rate or fixed period adjustable rate loans Reported and Core Net Interest Margin 5.70% 5.59% 5.52% 5.56% 5.57% 5.59% 5.39%5.45% 5.44% 5.50% 5.32% 5.31% 5.27% 5.30% Loan 5.37% 5.34% 4.60% 4.48% 4.43% 4.44% 5.10% 5.28% 5.31% 5.31% 4.37% 4.36% Yields 5.18% 5.18% 5.17% 4.28% 4.33% 4.90% 5.13% 5.08% 4.40% 4.21% 4.25% 4.24% 5.04% 4.18% 4.70% 4.20% 4.24% 4.50% 4.20% 4.18% 4.21% 4.00% 4.12% 4.30% 4.09% 4.06% 4.08% 4.10% 4.08% 3.80% 3.93% 4.10% 3.60% 3.90% 3.70% 3.40% 2013 2014 2015 2016 2017 2018 Q1 Q2 Q3 Q4 Q1 3.20% 2019 2019 2019 2019 2020 3.00% Reported Loan Yield Core Loan Yield (1) 2.80% 2.60% 2013 2014 2015 2016 2017 2018 Q1 Q2 Q3 Q4 Q1 0.80% 0.73% 0.72% 2019 2019 2019 2019 2020 0.70% 0.63% 0.58% 0.60% 0.51% Reported Net Interest Margin Core Net Interest Margin (1) Cost of 0.48% Deposits 0.50% 0.40% 0.34% 0.34% 0.32% 0.28% 0.28% 0.30% 0.20% 0.10% 0.00% 2013 2014 2015 2016 2017 2018 Q1 Q2 Q3 Q4 Q1 2019 2019 2019 2019 2020 Cost of Deposits 1. Please refer to non-U.S. GAAP reconciliation in appendix. Core net interest margin and core loan yield exclude accretion and other one-time adjustments. © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 10

ATTRACTIVE DEPOSIT BASE

- 88% of total deposits are non-maturity and 43% are noninterest-bearing checking
- $897 million increase in non-maturity deposits since Q1 2019, while CDs decreased $519 million
- Deposit mix reflects our relationship-based business model

Deposit Mix (% of Total)


Money market & savings 38%
Certificates of deposit 12%
Interest checking 6%
Noninterest-bearing checking 43%

(dollars in thousands)

	Q1 2020 Balance	Q1 2020 % of Total	Q1 2020 Cost of Deposits (1)	Change vs. Q1 2019 $ Amt.	Change vs. Q1 2019 %
Noninterest-bearing checking	$ 3,943,260	43%	0.00%	$ 519,367	15.2%
Interest checking	577,966	6%	0.43%	17,692	3.2%
Money market & savings	3,499,305	38%	0.73%	360,430	11.5%
Total non-maturity deposits	8,020,531	88%	0.35%	897,489	12.6%
Retail certificates of deposit	897,680	10%	1.49%	(109,879)	-10.9%
Wholesale/brokered certificates of deposit	174,861	2%	2.28%	(409,713)	-70.1%
Total certificates of deposit	1,072,541	12%	1.52%	(519,592)	-32.6%
Total deposits	**$ 9,093,072**	**100%**	**0.48%**	**$ 377,897**	**4.3%**

Cost of Deposits (1)


0.63%
0.73%
0.72%
0.58%
0.48%
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

Non-Maturity Deposits (% of Total)


82%
82%
85%
88%
88%
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

Noninterest-Bearing Checking (% of Total)


39%
39%
41%
43%
43%
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020

1. Quarterly average cost

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved

11

BALANCE SHEET LIQUIDITY • $1.9 billion in cash and securities available for sale, or 15.7% of total assets • $2.6 billion in total borrowing capacity as a source of secondary liquidity, including $2.4 billion FHLB borrowings • 96.3% loan/deposit ratio – lowest ratio at quarter-end since 2014 Cash and Securities Available-for-Sale Cash and Securities Available-for-Sale (% of Total Assets) (dollars in millions) 15.7% $537 14.4% $430 $330 14.3% $378 13.9% $184 $1,258 $1,257 $1,368 $1,338 $1,171 11.7% Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Securities Available-for-Sale Cash Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Loans Held for Investment / Total Deposits FHLB Borrowings (dollars in millions) 101.7% $605 $521 $610 $572 $517 $401 $509 $589 99.0% 98.9% $529 $599 98.0% 96.3% $2,437 $2,196 $2,463 $2,237 $2,404 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Available Capacity, Net Letters of Credit Borrowings Outstanding © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 12

CECL IMPLEMENTATION • Full implementation of CECL in Q1 2020 – PPBI was prepared for CECL and chose not to delay the adoption • PPBI has elected the 2-year delay for regulatory capital ratios; a 5-year total transitionary period • CECL “Day-1” impact of $64.0 million increase to the Allowance for Credit Losses (“ACL”), including $55.7 million for loans outstanding and $8.3 million for unfunded commitments • Provision expense for Q1 of $25.5 million (“Day-2”), driven almost entirely by deteriorating economic forecasts • Allowance for Credit Losses of $115.4 million, which is 1.32% of total loans held for investment • Allowance for Credit Losses plus $35.9 million of fair value marks on acquired loans equals 1.73% of loss absorbing capacity Allowance for Credit Losses Allowance for Credit Losses + Fair Value Mark Total: % of Total Loans Held Unfunded Allowance for Loans Held for for Investment Commitments Credit Losses Balance Investment Beginning Balance, as of 12/31/2019 $ 35,698 $ 3,279 $ 38,977 Allowance for Credit Losses $ 115,422 1.32% Plus: Adoption of CECL ("Day-1") 55,686 8,285 63,971 Plus: Fair Value Mark on Acquired Loans 35,913 0.41% Less: Charge-Offs 1,436 - 1,436 Total Allowance + Fair Value Mark $ 151,335 1.73% Plus: Recoveries 92 - 92 Plus: Provision Expense ("Day-2") 25,382 72 25,454 Ending Balance, as of 3/31/2020 $ 115,422 $ 11,636 $ 127,058 % Increase Since 12/31/2019 223% 255% 226% © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 13

CECL – MODEL ASSUMPTIONS

- **Life-of-loan CECL reserves**
  - Driven by our portfolio characteristics, risk-grading methodology, the macro-economic outlook, and modeling methodology
- **Key methodology assumptions**
  - Sophisticated model uses loan-level probability of default / loss given default discounted cashflows as the primary basis for loss estimation
  - Reasonable and supportable weighted, multi-scenario 2-year economic forecast
  - 3-year linear reversion to mean historical loss
- **Updated economic forecast**
  - Moody's probability weighted critical pandemic forecast as of March 20th
  - Subsequently benchmarked against updated Moody's "Critical Pandemic" baseline as of March 27th
  - Key economic inputs include GDP, Unemployment, and CRE pricing index
  - Based on economic data and forecasts since March 31st, likely higher provisioning at June 30, 2020

Allowance for Credit Losses – by Loan Type

(dollars in thousands)	12/31/2019		Day-1 1/1/2020		Day-2 3/31/2020	
	ALLL Balance	% of Loans	ACL Balance	% of Loans	ACL Balance	% of Loans
Investor real estate secured						
CRE non-owner occupied	$ 1,899	0.09%	$ 10,322	0.50%	$ 15,896	0.78%
Multifamily	729	0.05%	9,903	0.63%	14,722	0.91%
Construction and land	4,484	1.02%	4,360	0.99%	9,222	2.44%
SBA secured by real estate (1)	1,915	2.80%	514	0.75%	935	1.52%
Business real estate secured						
CRE owner-occupied	2,781	0.15%	22,947	1.24%	26,793	1.42%
Franchise real estate secured	592	0.17%	5,791	1.64%	7,503	2.02%
SBA secured by real estate (2)	2,119	2.40%	4,326	4.89%	4,044	4.84%
Commercial loans						
Commercial and industrial	13,857	0.99%	13,944	1.00%	15,742	1.08%
Franchise non-real estate secured	5,816	1.03%	15,030	2.66%	16,616	3.03%
SBA non-real estate secured	445	2.55%	663	3.80%	516	3.17%
Consumer						
Single family residential	655	0.26%	1,196	0.47%	1,137	0.48%
Consumer loans	406	0.80%	2,388	4.68%	2,296	4.90%
Totals	$ 35,698	0.41%	$ 91,384	1.05%	$ 115,422	1.32%

ACL Key Attributions (% of Total)

Day-1


Acquired portfolios 31%
Economic forecast 6%
Unfunded Commitments 13%
Life of loan loss 50%

Day-2


Economic forecast 79%
Portfolio / Asset Quality changes -4%
Qual. economic factors 25%

1. SBA loans that are collateralized by hotel/motel real property
2. SBA loans that are collateralized by real property other than hotel/motel real property

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved

14

LOAN PORTFOLIO COMPOSITION

- **Diversified loan portfolio with $8.8 billion loans outstanding**
- **76.4% of loan portfolio is real estate secured**

Loans by Type



SBA non-real estate secured 0.2%
Single family residential 2.7%
Consumer 0.5%
Franchise non-real estate secured 6.2%
Commercial and industrial 16.7%
SBA secured by real estate (3) 1.0%
Franchise real estate secured 4.2%
CRE non-owner occupied 23.3%
Multifamily 18.6%
CRE owner-occupied 21.6%
Construction and land 4.3%
SBA secured by real estate (2) 0.7%

Loans by Geography*



WA 1.5%
NV 2.2%
Other States 16.3%
Los Angeles 22.3%
AZ 5.4%
Other CA 5.2%
Ventura 1.4%
Santa Barbara 4.9%
Orange County 11.7%
Riverside 8.8%
San Diego 8.1%
San Luis Obispo 6.8%
San Bernardino 5.5%
Total California 74.7%

*Based on state of primary real property collateral if available, otherwise borrower address is used. All California information is for respective county.

(dollars in thousands)	Balance	% of Total	Weighted Average Rates (1)
Investor real estate secured			
CRE non-owner occupied	$ 2,040,198	23.3%	4.50%
Multifamily	1,625,682	18.6%	4.27%
Construction and land	377,525	4.3%	5.76%
SBA secured by real estate (2)	61,665	0.7%	6.49%
Total investor real estate secured	4,105,070	46.9%	4.56%
Business real estate secured			
CRE owner-occupied	1,887,632	21.6%	4.77%
Franchise real estate secured	371,428	4.2%	5.30%
SBA secured by real estate (3)	83,640	1.0%	6.67%
Total business real estate secured	2,342,700	26.8%	4.92%
Commercial			
Commercial and industrial	1,458,969	16.7%	4.75%
Franchise non-real estate secured	547,793	6.2%	5.71%
SBA non-real estate secured	16,265	0.2%	6.86%
Total commercial	2,023,027	23.1%	5.02%
Consumer			
Single family residential	237,180	2.7%	4.65%
Consumer	46,892	0.5%	3.26%
Total consumer	284,072	3.2%	4.43%
Total loans held for investment	$ 8,754,869	100.0%	4.76%

Note: SBA loans are unguaranteed portion and represent approximately 20% of principal balance for the respective borrower
1. As of 3/31/2020 and excluding the impact of fees, discounts and premiums
2. SBA loans that are collateralized by hotel/motel real property
3. SBA loans that are collateralized by real property other than hotel/motel real property

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved

15

INVESTOR REAL ESTATE SECURED: CRE NON-OWNER OCCUPIED Portfolio Characteristics – CRE Non-Owner Occupied Other Hotel and Loan Balance Outstanding* $2.0 billion 16% Motel 17% Number of Loans 1,158 By Industrial Average Loan Size $1.8 million 12% Property Retail Type 26% Loan-to-Value (Weighted Average) 50% DSCR (Weighted Average) 2.2x Office 29% Seasoning (Weighted Average) 45 months Net Charge-Offs in 2019 0.03% *Excludes SBA loans WA Portfolio Fundamentals 2% Other NV States 3% Los 8% • Loans to seasoned owners and managers of income producing real estate Angeles AZ 20% who have weathered past downturns 10% • Core competency for PPBI, an asset class which performed well for the bank By Other CA 4% during the Great Recession of 2008 Geography Orange (1) Ventura County 1% 12% • Secured by seasoned properties with stabilized cash flows Santa Barbara • Properties located in job centers, with emphasis on metro markets and 5% San Luis supporting suburbs, primarily in California and Western states Obispo Riverside 12% San Diego 6% 12% • Strong underwriting standards with minimum DSCR of 1.25x and maximum loan-to-value of 75%, majority with personal guarantees San Bernardino 4% • Global cash flow and global DSCR for all loans over $1 million • Disciplined underwriting uses the lesser of actual or market rents and market vacancy, not projections or pro formas 1. Based on state of primary real property collateral if available, otherwise borrower address is • 79% of loans are to borrowers who maintain a deposit relationship used. All California information is for respective county. © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 16

INVESTOR REAL ESTATE SECURED: CRE NOO RETAIL AND OFFICE

Retail:

By Geography[1]



WA 2%
Other States 9%
Los Angeles 30%
NV 4%
AZ 10%
Orange County 6%
Other CA 4%
Riverside 9%
Ventura 2%
San Diego 7%
Santa Barbara 4%
San Bernardino 4%
San Luis Obispo 8%

Office:

By Geography[1]



WA 2%
Other States 8%
Los Angeles 17%
NV 3%
AZ 8%
Orange County 23%
Other CA 1%
Ventura 1%
San Luis Obispo 14%
Santa Barbara 4%
San Diego 9%
Riverside 5%
San Bernardino 4%

1. Based on state of primary real property collateral if available, otherwise borrower address is used. All California information is for respective county.

Portfolio Characteristics – Retail and Office CRE NOO

	Retail	Office
Loan Balance Outstanding*	$529 million	$592 million
Number of Loans	329	246
Average Loan Size	$1.6 million	$2.4 million
Loan-to-Value (Weighted Average)	47%	55%
DSCR (Weighted Average)	2.3x	1.9x
Seasoning (Weighted Average)	45 months	35 months
Net Charge-Offs in 2019	0.00%	0.00%

*Excludes SBA loans

Portfolio Fundamentals

- Disciplined underwriting uses the lesser of actual or market rents and market vacancy, while considering lease expirations, rollover risk and capital costs

Retail

- PPBI lends on seasoned Class B and C neighborhood centers in well established higher density markets
- No exposure to malls and minimal exposure to big-box retailers

Office

- PPBI lends on seasoned Class B and C properties located near job centers, with emphasis on metro markets and supporting suburbs
- Properties are generally low-rise and garden-style, with minimal exposure to Class A high-rise projects

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved

17

INVESTOR REAL ESTATE SECURED: CRE NOO / SBA HOTEL / MOTEL

SBA vs. non-SBA



CRE, non-SBA
85%
SBA
15%

By Geography[1]



NV
3%
AZ
8%
Other States
18%
Los Angeles
5%
Orange County
7%
Riverside
4%
San Bernardino
1%
San Diego
20%
San Luis Obispo
19%
Santa Barbara
9%
Other CA
7%

Note: SBA loans are unguaranteed portion and represent approximately 20% of principal balance for the respective borrower

1. Based on state of primary real property collateral if available, otherwise borrower address is used. All California information is for respective county.

Portfolio Characteristics – Hotel / Motel

Loan Balance Outstanding, Total	$418 million	
	CRE, non-SBA	**SBA**
Loan Balance Outstanding	$356 million	$62 million
Number of Loans	112	111
Average Loan Size	$3.2 million	$555,000
Loan-to-Value (Weighted Average)	47%	70%
DSCR (Weighted Average)	2.0x	1.5x
Seasoning (Weighted Average)	57 months	33 months
Net Charge-Offs in 2019	0.18%	1.08%

Portfolio Fundamentals

- No exposure to large conference center hotels, large resorts or casinos
- Mix of flagged properties and boutique hotels without significant exposure to central business districts
- Loans to seasoned hotel operators, generally with significant resources and experience weathering past downturns
- Underwriting consistent with management's conservative approach to Investor Secured CRE, emphasizing actual results and not relying on projections or positive market trends
- SBA represents the retained, unguaranteed portion of approximately 20% of the total outstanding balance

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved

18

INVESTOR REAL ESTATE SECURED: MULTIFAMILY Portfolio Characteristics – Multifamily Geographic Distribution Loan Balance Outstanding $1.6 billion Number of Loans 818 Average Loan Size $2.0 million Loan-to-Value (Weighted Average) 57% Other DSCR (Weighted Average) 1.7x States 15% Los Angeles 35% Seasoning (Weighted Average) 35 months WA4% NV 4% Net Charge-Offs in 2019 0.00% AZ 7% Portfolio Fundamentals Other CA Orange 8% County San 7% • Loans to seasoned owners of multifamily properties with significant operating Diego 9% experience Santa Barbara • Core competency for PPBI, an asset class which performed well for the bank Riverside 1% during the Great Recession of 2008 5% San Luis San Bernardino • Disciplined underwriting uses the lesser of actual or market rents and market Obispo 4% 1% vacancy, not projections or positive market rent trends • Loans are typically guaranteed by principals or entities with significant net worth and liquidity • Limited non-recourse lending reflects seasoned stabilized properties with modest leverage and strong operating results • 71% of multifamily loans are secured by real estate is in California © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 19

INVESTOR REAL ESTATE SECURED: CONSTRUCTION AND LAND Strong collateral, with disciplined underwriting and diligent project management Portfolio Characteristics – Construction and Land Residential 62.6% Loan Balance Outstanding $378 million % Utilization of Commitments* 64.1% Land By Property Industrial 1.1% 7.5% Type Number of Loans 186 Office 1.5% Average Loan Size $2.0 million Retail 3.9% Loan-to-Cost (Weighted Average)* 69% Multifamily 14.7% Hotel and Motel Loan-to-Value (Weighted Average)* 57% 8.6% Net Charge-Offs in 2019 0.00% *Utilization, loan-to-value and loan-to-cost for construction loans, excluding $28 million of land loans Other States Portfolio Fundamentals 6.0% AZ Los Angeles WA 0.8% 54.9% 1.2% • Minimum of 25% hard cash equity required in all loans Other CA 1.7% • Loans are full recourse with strong and experienced sponsorship By Santa Barbara Geography 0.7% • Internal fund control to monitor and oversee every project San San Luis Obispo Diego 4.0% 12.2% • Consistent and frequent site inspections Orange San Bernardino County • Third party cost and budget analysis with appropriate contingency reserves 1.7% 13.7% Riverside • No land or large scale tract development – residential projects are generally 3.0% coastal markets and infill locations © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 20

BUSINESS REAL ESTATE SECURED: CRE OWNER OCCUPIED

By Industry[1]



Real Estate 10%
Other Services 9%
Accommodation and Food Services 6%
Construction 6%
Educational Services 5%
Agriculture 5%
Wholesale Trade 5%
Professional Services 5%
Entertainment 3%
Financial Services 3%
Transport and Warehouse 2%
Administrative and Support 2%
Other 1%
Manufacturing 13%
Health Care 13%
Retail Trade 12%

By Geography[2]



Other States 1%
WA 1%
NV 2%
AZ 5%
Other CA 7%
Ventura 3%
Santa Barbara 8%
San Luis Obispo 9%
San Diego 7%
San Bernardino 11%
Riverside 17%
Orange County 10%
Los Angeles 21%

1 Distribution by North American Industry Classification System (NAICS)
2. Based on state of primary real property collateral if available, otherwise borrower address is used. All California information is for respective county.

Portfolio Characteristics – CRE Owner Occupied	
Loan Balance Outstanding*	$1.9 billion
Number of Loans	1,569
Average Loan Size	$1.2 million
Loan-to-Value (Weighted Average)	53%
DSCR (Weighted Average)	1.9x
Seasoning (Weighted Average)	43 months
Net Charge-Offs in 2019	0.00%

*Excludes SBA and Franchise loans

Portfolio Fundamentals

- Business loans backed by owner occupied commercial real estate
- Properties located in job centers, with emphasis on metro markets and supporting suburbs, primarily in California and Western states
- Relationship borrowers who are core banking clients of PPBI
- Repayment based on operating cash flows of the business
- Disciplined underwriting based on actual results, not projections
- Diversified by industry and geography

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved
21

COMMERCIAL AND INDUSTRIAL Portfolio Characteristics – Commercial and Industrial Financial Services Manufacturing Loan Balance Outstanding* $1.5 billion 11% 10% Construction 14% Professional Services Number of Loans 5,245 8% By Average Loan Size $278,000 (1) Industry Agriculture Real 8% Estate Number of Relationships 3,561 15% Other Other Services Average Relationship Size $819,000 8% 3% Health Care Administrative and Support 6% Net Charge-Offs in 2019 0.15% 2% Wholesale Trade *Excludes SBA and Franchise loans Entertainment 5% 2% Transport and Warehouse Retail Trade Accommodation and 2% 2% Food Services 3% WA 1% Los Angeles Other 17% NV States Portfolio Fundamentals 2% AZ 8% 3% Other CA • Lending focused on small and middle market businesses 4% Orange Ventura County • Diversified by industry and geography By 2% 23% Geography Santa (2) Barbara • 96% of borrowers have a deposit relationship 8% • Repayment based on operating cash flows of the business San Luis Obispo San Riverside 6% Diego 13% 7% • Disciplined underwriting based on actual results, not projections San Bernardino 5% • Minimal exposure to syndicated or leveraged loans 1 Distribution by North American Industry Classification System (NAICS) 2. Based on state of primary real property collateral if available, otherwise borrower address is used. All California information is for respective county. © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 22

FRANCHISE LOANS

Franchise portfolio consists of loans to QSRs, a well defined segment with a history of resiliency in a recessionary environment

By Franchise Concepts(1)



Jack In The Box 3%
Domino's 3%
Zaxby's 4%
Denny's 4%
Wendy's 5%
Popeye's 7%
KFC 9%
Sonic 12%
Dunkin' 16%
Burger King 20%
Other 18%

By Geography(2)



TX 12%
CA 12%
NJ 12%
FL 6%
NC 6%
NY 6%
IL 5%
GA 4%
OH 3%
MI 3%
Other States 31%

1 Other category includes 19 different concepts, none of which is more than 3%
2. Based on state of primary real property collateral if available, otherwise borrower address. Other category includes 27 different states, none of which is more than 2%.
3. Based upon 2019 industry off-premise statistics compiled by Restaurant Research.

Portfolio Characteristics – Franchise Loans	
Loan Balance Outstanding	$919 million
% of Loans Secured by Real Estate Collateral	40%
Number of Relationships	227
Average Relationship Size	$4.0 million
Average Length of Relationship	41 months
Number of Loans	881
Average Loan Size	$1.0 million
FCCR* (Weighted Average)	1.5x
Net Charge-Offs in 2019	0.27%

* Fixed Charge Coverage Ratio includes certain fixed expenses in the denominator and is a more conservative measure than DSCR

Portfolio Fundamentals

- 91% of Franchise portfolio are Quick Service Restaurant ("QSR") brands, fast food with national scale and the resources to innovate and command market share
- Remaining 9% of Franchise portfolio are loans to Casual Dining and Fast Casual
- Well diversified by brand, guarantors, geography and collateral type (CRE and C&I)
- 81% of the QSR franchise concepts in our portfolio profile to have drive-thru, takeout and/or delivery capabilities(3)
- Borrowers have over 22 years of operating experience on average, and each borrower operates over 20 store locations on average
- Principals provide personal guarantees and all related loans are cross collateralized and cross defaulted
- Highly disciplined approach, maintain well-defined market niche with minimal exceptions
- Tenured team of bankers experienced multiple economic/brand cycles
- On-going portfolio management and communication with owner operators

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved

23

LINE UTILIZATION Monitoring the portfolio and line draws – utilization remains relatively stable Commercial & Industrial Lines of Credit (dollars in millions) $1,923 $1,949 $1,951 $1,936 $1,915 $1,813 50.6% 45.7% 43.6% 44.3% 41.1% 38.9% $878 $850 $848 $918 $802 $753 12/31/2018 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 12/31/2018 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 Commitment Outstanding Utilization % Construction Lines of Credit (dollars in millions) $954 $927 $840 $805 63.0% 64.1% 58.9% 61.2% 61.0% $670 55.9% $533 $546 $548 $514 $491 $422 $351 12/31/2018 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 12/31/2018 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 Commitment Outstanding Utilization % © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 24

DELINQUENT LOANS Minor increase in Q1 2020 still reflects low portfolio delinquency 30-59 Days Past Due (% of Total Loans) 60-89 Days Past Due (% of Total Loans) 0.12% 0.08% 0.09% 0.03% 0.04% 0.04% 0.02% 0.02% 0.01% 0.02% 0.01% 0.02% 12/31/2018 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 12/31/2018 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 90+ Days Past Due (% of Total Loans) Total Delinquent Loans / Allowance for Credit Losses 53.5% 41.5% 38.5% 0.22% 35.6% 32.1% 0.13% 0.11% 0.07% 0.07% 25.0% 0.05% 12/31/2018 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 12/31/2018 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 25

ASSET QUALITY TRENDS Highly disciplined credit risk management, proactive loss mitigation strategies Special Mention Loans (% of Total Loans) Substandard Loans (% of Total Loans) 0.69% 0.63% 0.59% 0.62% 0.52% 0.42% 0.44% 0.45% 0.36% 0.29% 0.20% 0.24% 12/31/2018 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 12/31/2018 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 Nonperforming Loans (% of Total Loans) Annualized Net Charge-Offs (% of Average Loans) 0.24% 0.14% 0.16% 0.09% 0.09% 0.10% 0.06% 0.11% 0.06% 0.05% 0.01% 0.01% 12/31/2018 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 12/31/2018 3/31/2019 6/30/2019 9/30/2019 12/31/2019 3/31/2020 © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 26

Acquisition of Opus Bank

OPUS ACQUISITION REMAINS ON TRACK Acquisition • Financial and strategic rationale for the acquisition of Opus remains intact – a stronger combined franchise Highlights • Diversification of loan portfolio, core deposit funding, product offering, geography and revenue mix • Greater operational scale, increased efficiencies and strong pro forma capital ratios • $20 billion pro forma assets with footprint in some of the most attractive metropolitan markets in Western U.S. Response to • Transaction remains on track – no expected delays COVID-19 • PPBI has been in constant communication with Opus • Integration teams are preparing for closing and systems conversion Timing • Publicly announced acquisition on February 3rd • Federal Reserve, CA Department of Business Oversight and FDIC approvals were received in April • Shareholder meetings for PPBI and Opus are set for May 5th • Expect the transaction to close effective June 1st, subject to the receipt of shareholder approvals and satisfaction of customary closing conditions • Systems conversion planned for early fourth quarter of 2020 Consideration • 100% stock • 0.90x shares of PPBI common stock for each share of Opus common stock (on an as-converted basis) – fixed exchange ratio, no caps or collars • ~34.7 million shares issued to Opus shareholders © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 28

OVERVIEW OF OPUS BANK

Overview

- Opus is a commercial bank headquartered in Irvine, California with $8.4 billion in assets, $6.0 billion in loans and $6.7 billion in deposits

Business Lines

- Opus is one of the leading multifamily lenders in the Western U.S.
- Full suite of commercial banking products focused on small to middle market businesses, including C&I, owner-occupied CRE and SBA loans
- PENSCO is a wholly-owned subsidiary of Opus and IRA custodian for alternative assets offering attractive, low-cost deposit funding and fee income
- Commerce Escrow division is a Los Angeles-based escrow company and 1031 exchange accommodator - increasing specialty deposit capability and fee income

Branch Footprint

- 7 of 9 geographic regions will rank in top-10 for deposit market share[1]

Mitigated Risk

- Simplified business model over the last few years – de-risked balance sheet
- Management exited Enterprise Value Loans, Healthcare Practice Loans, and Technology Banking

Branch Network



Sacramento
Fresno
Las Vegas
Tucson
16
Washington
Primarily in Seattle MSA (15)
1
Oregon
Portland
OpusBank.
3
Northern California
San Francisco (3)
25
Southern California
Los Angeles-Orange (20)
San Diego (3)
Riverside-San Bernardino (2)
1
Arizona
Scottsdale

Pro Forma Deposits by Region

Region	Branches	Top-10 Rank[1]	Deposits ($B)	% of Total
Los Angeles-Orange MSA	32	●	$9.1	60%
Central Coast California	11	●	$1.8	12%
Riverside-San Bernardino MSA	11	●	$1.3	8%
Seattle MSA	16	●	$1.2	8%
San Diego MSA	8	●	$0.8	5%
Arizona	4	●	$0.6	4%
Portland MSA	2		$0.2	1%
Las Vegas MSA	1	●	$0.1	1%
San Francisco MSA	3		$0.1	1%
Total	**88**		**$15.2**	**100%**

Note: All dollars in millions. Financial information as of 3/31/2020
1. Based on FDIC data as of June 30, 2019. Rank excludes CCAR designated banks and foreign owned subsidiaries

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved

29

DIVERSIFIED LOAN PORTFOLIO Pro Forma Multifamily Non-Owner Multifamily 37.6% 1-4 Family Multifamily 65.3% 1-4 Family 18.6% Occupied CRE 2.7% 24.0% 1-4 Family 1.9% 0.8% Construction & Construction & Construction & Land Land Land Non-Owner 4.3% 2.9% 0.8% Occupied CRE Consumer & Consumer & 19.4% Other Consumer & Other C&I Other 0.5% 15.0% C&I C&I Owner-Occupied 0.1% 0.3% 19.8% Owner-Occupied 23.1% CRE 26.8% CRE 18.0% Non-Owner Owner-Occupied Occupied CRE CRE 12.7% 5.2% Gross Loans: $8.8 Billion Gross Loans: $6.0 Billion Gross Loans: $14.7 Billion Loan Yield: 5.27% Loan Yield: 4.13% Loan Yield: 4.81% NPAs/Assets: 0.18% NPAs/Assets: 0.07% NPAs/Assets: 0.13% • Attractive credit quality and risk adjusted returns on • Continuing momentum to grow middle-market banking loan portfolio practice – will benefit from larger pro forma balance sheet • Diversifies portfolio concentrations across type, • Multifamily loans are geographically diversified in West geography and industry Coast metropolitan areas • Differentiated specialty lending verticals and expertise • Right-size concentration in multifamily; PPBI has 20+ year history in multifamily lending Note: Financial information as of 3/31/2020 © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 30

ATTRACTIVE FUNDING PROFILE Pro Forma Noninterest- NOW & Interest- Bearing Demand Bearing Demand Noninterest- 12.5% 20.7% Bearing Demand Noninterest- 43.4% Bearing Demand 30.3% CDs 12.6% NOW & CDs Interest- 11.8% Bearing Demand NOW & Interest- 40.1% CDs Bearing Demand 12.2% MMDA & 6.4% MMDA & MMDA & Savings 34.8% Savings Savings 36.9% 38.5% Total Deposits: $9.1 Billion Total Deposits: $6.7 Billion Total Deposits: $15.8 Billion Cost of Deposits: 0.48% Cost of Deposits: 0.91% Cost of Deposits: 0.66% • $1.8 billion in deposits with a blended deposit cost of • Greater deposit diversification 0.04% from PENSCO and Commerce Escrow divisions • Ability to run-off and replace Opus’ higher-cost funding • Strong pro forma core deposit franchise with core deposits at PPBI Note: Financial information as of 3/31/2020 © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 31

DIVERSIFYING PPBI'S REVENUE STREAM

Noninterest Income ($MM)



0.45%
0.40%
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.23%
$27
$56
0.42%
$82
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$-
PPBI
OPB
Pro Forma (1)
Noninterest Income
Noninterest Income / Average Assets

- **3x increase in PPBI's pro forma noninterest income to ~$82 million[(1)]**
- **11% of pro forma operating revenue from noninterest income**
- **$1.8 billion in deposits with a blended deposit cost of 0.04% from PENSCO and Commerce Escrow divisions**
- **Meaningful opportunities to expand both lines of business over time**

Pro Forma Operating Revenue (% of Total)



6%
21%
11%
PPBI
OPB
Pro Forma (1)

Opus Noninterest Income Mix (% of Total)



PENSCO Fees
53%
$56MM
Annualized
Q1 2020
Escrow & Exchange
11%
Deposit Fees
10%
Other
19%
BOLI
8%

Specialized Lines of Business

PENSCO Trust
A division of Opus Bank

- IRA custodian for alternative assets, such as private equity or real estate held in retirement accounts
- $14 billion in assets under custody
- 45,000 customer accounts
- Stable source of low-cost core deposits
- $29 million fee income for Q1 2020 on annualized basis
- Acquired by Opus in 2016

Commerce Escrow
A division of Opus Bank

- Escrow company with 1031 exchange practice
- Synergies with PPBI's existing escrow deposit business
- Provides the bank with $500 million in deposits at 0.09% cost of funds
- $6 million in fee income for Q1 2020 on annualized basis
- Acquired by Opus in 2015

Note: All dollars in millions. Financial information for three months ended 3/31/2020.
Note: Noninterest income excludes gain on sale of investment securities.
1. Pro forma includes $1.0 million reduction in interchange fees due to Durbin Amendment

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved

32

PPBI’s Key Attributes

CULTURE AT PACIFIC PREMIER BANK Our culture is defined by our Success Attributes • Our achievements are how we are measured individually and as an organization. Hard work and good intentions Achieve are important, but we are measured on our results. Communicate • By over communicating and collaborating with each other, we make better decisions. Improve • Having a winning attitude means understanding we can always do better both personally and as an organization Integrity • We conduct business in the right way and take responsibility for our actions. We are transparent. Urgency • We operate with a sense of urgency by making decisions today, not tomorrow. Our clients and colleagues deserve nothing less. © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 34

ENVIRONMENTAL, SOCIAL, GOVERNANCE

Corporate giving and responsibility is a pillar of our business culture

We believe in doing our part to strengthen our communities through responsible employee business practices, robust corporate governance and shareholder friendly policies.

2019 Highlights[1]:

#1 Rating
ISS Composite QualityScore for Governance

$2,961,972
Charitable Community Support

5,196
Volunteer Hours

2019 Recycling

465,765
Pounds

233
Tons

Our employees are leaders working with our 300+ community partners:

- Serve on Boards and committees
- Provide financial and technical expertise
- Promote community development missions

By shredding and recycling we have saved:

3,959
Trees

466
Barrels of Oil

699
Cubic Yards of Landfill

1,630,176
Gallons of Water

1. Data from 1/1/2019-12/31/2019

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved

35

CONCLUDING THOUGHTS  We have maintained a strong credit culture in both good times and bad  Enterprise-wide risk management has been, and continues to be a key strength of our organization  Financial results remain solid – strong capital ratios and core earnings  Our culture differentiates us and drive fundamentals for all stakeholders  We believe we are well-positioned to take advantage of opportunities which arise from this economic crisis  Shareholder value is our key focus – building long term value for our owners © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 36

Appendix Material

NON-U.S. GAAP FINANCIAL MEASURES Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are a non-U.S. GAAP financial measures derived from U.S. GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common stockholders’ equity by common shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-U.S. GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-U.S. GAAP financial measures are supplemental and are not a substitute for an analysis based on U.S. GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. A reconciliation of the non-U.S. GAAP measure of tangible common equity ratio to the U.S. GAAP measure of common equity ratio and tangible book value per share to the U.S. GAAP measure of book value per share are set forth below. March 31, December 31, March 31, 2019 2019 2020 Total stockholders' equity $ 2,007,064 $ 2,012,594 $ 2,002,917 Less: Intangible assets (904,846) (891,634) (887,671) Tangible common equity $ 1,102,218 $ 1,120,960 $ 1,115,246 Total assets $ 11,580,495 $ 11,776,012 $ 11,976,209 Less: Intangible assets (904,846) (891,634) (887,671) Tangible assets $ 10,675,649 $ 10,884,378 $ 11,088,538 Common Equity ratio 17.33% 17.09% 16.72% Less: Intangible equity ratio (7.01%) (6.79%) (6.66%) Tangible common equity ratio 10.32% 10.30% 10.06% Basic shares outstanding 62,773,147 59,506,057 59,975,281 Book value per share $ 31.97 $ 33.82 $ 33.40 Less: Intangible book value per share (14.41) (14.98) (14.80) Tangible book value per share $ 17.56 $ 18.84 $ 18.60 Note: All dollars in thousands, except per share data © 2020 Pacific Premier Bancorp, Inc. | All rights reserved 38

NON-U.S. GAAP FINANCIAL MEASURES

For periods presented below, efficiency ratio is a non-U.S. GAAP financial measure derived from U.S. GAAP-based amounts. This figure represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for loan losses and total noninterest income, less gains/(loss) on sale of securities, OTTI impairment - securities, gain/(loss) on sale of other real estate owned, and gain / (loss) from debt extinguishment. Management believes that the exclusion of such items from this financial measures provides useful information to gain an understanding of the operating results of our core business.

Pre-tax pre-provision income is a non-U.S. GAAP financial measure derived from U.S. GAAP-based amounts. We calculate the pre-tax pre-provision income by excluding income tax, provision for credit losses, and merger related expenses from the net income. Management believes that the exclusion of such items from this financial measures provides useful information to gain an understanding of the operating results of our core business.

	FY 2013	FY 2014	FY 2015	FY 2016	FY 2017	FY 2018	FY 2019	QTD Q1 2020
Total noninterest expense	$ 50,815	$ 54,938	$ 73,332	$ 98,063	$ 167,958	$ 249,905	$ 259,065	$ 66,631
Less: CDI amortization	764	1,014	1,350	2,039	6,144	13,594	17,245	3,965
Less: Merger-related expense	6,926	1,490	4,799	4,388	21,002	18,454	656	1,724
Less: Other real estate owned operations, net	618	75	121	385	72	4	160	14
Noninterest expense, adjusted	$ 42,507	$ 52,359	$ 67,062	$ 91,251	$ 140,740	$ 217,853	$ 241,004	$ 60,928
Net interest income	$ 58,444	$ 73,635	$ 106,299	$ 153,075	$ 247,502	$ 392,711	$ 447,301	$ 109,175
Add: Total noninterest income (loss)	8,811	13,377	14,388	19,602	31,114	31,027	35,236	14,475
Less: Net gain (loss) from investment securities	1,544	1,547	290	1,797	2,737	1,399	8,571	7,760
Less: OTTI impairment - securities	(4)	(29)	-	(205)	1	4	2	-
Less: Net gain (loss) from other real estate owned	-	-	-	-	46	281	52	-
Less: Net gain (loss) from debt extinguishment	-	-	-	-	-	-	(612)	-
Revenue, adjusted	$ 65,715	$ 85,494	$ 120,397	$ 171,085	$ 275,832	$ 422,054	$ 474,524	$ 115,890
Efficiency Ratio	**64.7%**	**61.3%**	**55.9%**	**53.6%**	**51.0%**	**51.6%**	**50.8%**	**52.6%**

	FY 2013	FY 2014	FY 2015	FY 2016	FY 2017	FY 2018	FY 2019	QTD Q1 2020	QTD Q1 2020[1]
Interest income	$63,800	$81,339	$118,356	$166,605	$270,005	$448,423	$526,107	$123,789	$495,156
Interest expense	5,356	7,704	12,057	13,530	22,503	55,712	78,806	14,614	58,456
Net interest income	58,444	73,635	106,299	153,075	247,502	392,711	447,301	109,175	436,700
Noninterest income	8,811	13,377	14,388	19,602	31,114	31,027	35,236	14,475	57,900
Revenue	67,255	87,012	120,687	172,677	278,616	423,738	482,537	123,650	494,600
Noninterest expense	50,815	54,938	73,332	98,063	167,958	249,905	259,065	66,631	266,524
Add: Merger related expense	6,926	1,490	4,799	4,388	21,002	18,454	656	1,724	6,896
Pre-tax pre-provision income	**$23,366**	**$33,564**	**$52,154**	**$79,002**	**$131,660**	**$192,287**	**$224,128**	**$58,743**	**$234,972**

Note: All dollars in thousands

1. Annualized

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved

39

NON-U.S. GAAP FINANCIAL MEASURES

Core net interest income and core net interest margin are non-GAAP financial measures derived from GAAP-based amounts. We calculate core net interest income by excluding scheduled accretion income, accelerated accretion income, premium amortization on CD and nonrecurring nonaccrual interest paid from net interest income. The core net interest margin is calculated as the ratio of core net interest income to average interest-earning assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

Core loan interest income and core loan yields are non-GAAP financial measures derived from GAAP-based amounts. We calculate core loan interest income by excluding scheduled accretion income, accelerated accretion income and nonrecurring nonaccrual interest paid from loan interest income. The core loan yield is calculated as the ratio of core loan interest income to average loans. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	2013	2014	2015	2016	2017	2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Net interest income	$58,444	$73,635	$106,299	$153,075	$247,502	$392,711	$111,406	$110,641	$112,335	$112,919	$109,175
Less: Accretion income	3,241	1,927	4,387	9,178	12,901	16,082	3,805	4,950	6,026	5,828	4,105
Less: Premium amortization on CD	139	143	200	411	969	1,551	201	124	124	72	63
Less: Nonrecurring nonaccrual interest paid	-	-	-	-	-	-	161	107	37	168	-
Core net interest income	$55,064	$71,565	$101,712	$143,486	$233,632	$375,078	$107,239	$105,460	$106,148	$106,851	$105,007
Average interest-earning assets	$1,399,806	$1,750,871	$2,503,009	$3,414,847	$5,583,774	$8,836,075	$10,339,248	$10,363,988	$10,228,878	$10,347,009	$10,363,570
Net interest margin	**4.18%**	**4.21%**	**4.25%**	**4.48%**	**4.43%**	**4.44%**	**4.37%**	**4.28%**	**4.36%**	**4.33%**	**4.24%**
Core net interest margin	**3.93%**	**4.09%**	**4.06%**	**4.20%**	**4.18%**	**4.24%**	**4.21%**	**4.08%**	**4.12%**	**4.10%**	**4.08%**

	2013	2014	2015	2016	2017	2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Loan interest income	$58,089	$75,751	$111,097	$157,935	$251,027	$415,410	$121,476	$121,860	$122,974	$119,353	$113,265
Less: Loan accretion	3,241	1,927	4,387	9,178	12,901	16,082	3,805	4,950	6,026	5,828	4,105
Less: Nonrecurring nonaccrual interest paid	-	-	-	-	-	-	161	107	37	168	-
Core loan interest income	$54,848	$73,824	$106,710	$148,757	$238,126	$399,328	$117,510	$116,803	$116,911	$113,357	$109,160
Average loans	$1,039,654	$1,424,727	$2,061,788	$2,900,379	$4,724,808	$7,527,004	$8,867,159	$8,779,440	$8,728,536	$8,700,690	$8,645,252
Loan yield	**5.59%**	**5.32%**	**5.39%**	**5.45%**	**5.31%**	**5.52%**	**5.56%**	**5.57%**	**5.59%**	**5.44%**	**5.27%**
Core loan yield	**5.28%**	**5.18%**	**5.18%**	**5.13%**	**5.04%**	**5.31%**	**5.37%**	**5.34%**	**5.31%**	**5.17%**	**5.08%**

Note: All dollars in thousands

© 2020 Pacific Premier Bancorp, Inc. | All rights reserved

40